Exhibit 99.1
Houston, Texas 77027
T: 713 860 1500
F: 713 860 1599
www.ies-co.com
FOR IMMEDIATE RELEASE
Integrated Electrical Services Awarded Contract to Provide Electrical Systems for U.S. Army Medical Research Institute of Infectious Diseases
HOUSTON (November 24, 2009) — IES (Nasdaq: IESC), a leading national provider of electrical and communications systems and services for the commercial, industrial and residential markets, announced today that its commercial business group has been awarded a contract from Manhattan Torcon JV to install the electrical systems for the Level 4 bio-safety lab (BSL-4) replacement facility at the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) at Fort Detrick in Frederick, Md.
The new USAMRIID replacement facility will add approximately 865,000 gross square feet of constructed area, including all mechanical, electrical and other support spaces. The new USAMRIID Replacement facility, the only laboratory in the Department of Defense (DoD) equipped to safely study highly hazardous infectious agents requiring maximum containment, will provide for the decompression of existing functions and staff at the existing National Interagency Biodefense Campus.
“Level 4 bio-safety labs like USAMRIID are complex, costly, and secure facilities designed to analyze the most deadly diseases,” said Ted Baker, executive vice president of Manhattan Construction. “Our objective was to put together a comprehensive project team with the expertise to deliver to exacting standards. IES’ expertise to deliver in an extremely rigorous environment, along with their ability to execute large scale electrical systems, played a key role in our ability to secure this project.”
“Electrical and communications systems play a vital role in maintaining the secure environment called for in a facility such as this,” said Michael J. Caliel, president and chief executive officer of IES. “IES is honored to assist in the expansion of such an important facility.”

ABOUT IES
IES is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations. For more information about IES, please visit www.ies-co.com.

Media Contacts:	Edjuan Bailey,
713/860-1500
Edjuan.bailey@ies-co.com

Laura M. Pennino, Pennino and Partners for IES
281/286-9398,
lp@penninoandpartners.com
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